UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 5, 2013
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously reported, on June 29, 2012, we entered into a Loan Agreement (the “Loan Agreement”) with Apollo Investment Corporation (“Apollo”), as Administrative Agent and Lender.  The Loan Agreement provides for a credit facility of up to $100 million (the “Apollo Credit Facility”) with an initial borrowing base of $55 million. On August 5, 2013 (the “Amendment Date”), we entered into the Amendment No. 6 (the “Amendment”) with Apollo under the Apollo Credit Facility.  An amendment fee of $300,000.00 (“Amendment Fee”) will be paid in connection with the transaction.

The Amendment provides for an increase of $20 million in the borrowing base under the Apollo Credit Facility (“New Availability”). This New Availability, which is being drawn by the Company immediately, will not be subject to any pre-payment penalty and will be subject to an initial, reduced, interest rate of 9%. In the event that the Company does not repay the entire outstanding amount of the loans made to date under the Apollo Credit Facility (“Loans”) on or before January 31, 2014, then the prepayment penalties will again apply to the New Availability after that date and the interest rate on the New Availability will revert to the 18% rate ordinarily payable for Loans under the Loan Agreement. The Amendment clarifies that when and if any prepayment of the Loans is made from the proceeds of tax credits received by the Company under Alaska's Clear and Equitable Share program, that prepayment will be applied pro rata to both the New Availability and previously drawn Loans (the “Prior Loans”).

In addition to the increase in the borrowing base and the adjustment to the interest rate on those amounts, among other things, the Amendment: (i) clarifies that the option under the Loan Agreement to pay interest in-kind, rather than in cash, applies to the Prior Loans only and not the New Availability, (ii) establishes separate conditions precedent to borrowings from the New Availability, (iii) adjusts restrictions contained in Sections 7.10 and 7.12 of the Loan Agreement, and (iv) establishes interpretive rules related to the repayment and prepayment of the Loans.

The foregoing description is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this report.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Simultaneously with the closing of the Amendment, as more fully described in Item 1.01 above, on the Amendment Date, we borrowed an additional $20 million under the Apollo Credit Facility. We expect to receive this $20 million from Apollo, net of the Amendment Fee and other fees payable under the terms of the Apollo Credit Facility, on or about August 5, 2013. After the closing of the Amendment and this new borrowing, we will have an available borrowing base of $75 million under the Apollo Credit Facility, all of which will have been drawn.

Item 7.01    Regulation FD Disclosure.

On August 5, 2013, we issued a press release announcing the effectiveness of the Amendment and the additional borrowing under the Apollo Credit Facility, as more fully described in Items 1.01 and 2.03 above. Attached as Exhibit 99.1 is our press release relating to the dividend referred to in Item 8.01 below.

Also on August 5, 2103, we issued a press release providing an operational update on the Company's Alaska projects. Attached as Exhibit 99.2 is our press release relating to the operational update.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 6, dated August 5, 2013
99.1	Press release dated August 5, 2013, announcing the effectiveness of the Amendment and the additional borrowing by the Company under the Apollo Credit Facility
99.2	Press release dated August 5, 2013, providing an operational update on the Company's Alaska assets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2013	Miller Energy Resources, Inc.
By: /s/ Scott M. Boruff
Scott M. Boruff